Exhibit 99.(a)(1)(vi)

INSTRUCTIONS REGARDING THE OFFER BY

ACP Strategic Opportunities Fund II, LLC

TO REPURCHASE UP TO 20% OF ITS ISSUED AND OUTSTANDING UNITS
AT NET ASSET VALUE IN EXCHANGE FOR CASH

DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO PRESENT YOUR UNITS FOR REPURCHASE.

Please consult with your Financial Intermediary before completing this form.

Pinnacle Fund Administration must receive your Units from your Financial Intermediary no later than 12:00 midnight Eastern time on May 1, 2009 (the “Expiration Date”), unless the Offer to Purchase is extended).

The undersigned acknowledge(s) receipt of the Offer to Purchase, dated April 1, 2009 and the Letter of Transmittal in connection with the offer to Investors by ACP Strategic Opportunities Fund II, LLC (the “Fund”), a Delaware limited liability company registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company, to tender their Units for the repurchase of up to twenty percent (20%) of the Fund’s units of beneficial interest (the “Units”) issued and outstanding as of the Expiration Date.  The undersigned hereby requests the purchase of the Units designated below, in accordance with the terms and conditions of the Offer to Purchase and Letter of Transmittal, which together, as amended from time to time constitute the Repurchase Offer.

Number of Units Tendered for Participation in Repurchase Offer: _____

Name of Registered Investor(s)	Name of Registered Investor(s)
(Please Type or Print)

Authorized Signature	Authorized Signature

Taxpayer Identification or Social Security Number	Taxpayer Identification or Social Security Number

Date